EXHIBIT 10.22

2000 Restricted Stock Awards

to Certain of the Company’s

General Managers in the United States

Each recipient received 6,000 shares of restricted stock under the attached documents.

Recipients:

Jay Ard

Johnny Blankenship

Joe Deavenport

Bob DeBorde

Tom Rice

Phil Emma

Tom Harrington

Don Hensen

Bryant McDaniel

Ern Sherman

Jeff Laschen

Rick Gillis

Tim McCabe

COCA-COLA ENTERPRISES INC.

2000 Restricted Stock Award

TO : Restricted Stock Recipients

DATE : February 7, 2000

Coca-Cola Enterprises (the “Company”) has decided to make an award of restricted stock in 2000 to certain key employees of the Company whose continued service should be rewarded and encouraged. We are pleased to advise you that you have been awarded 6,000 shares of restricted stock, subject to the terms and conditions explained below.

1.    Restricted Stock Award.    A share of restricted stock is an actual share of common stock of the Company. The stock certificate for your restricted stock award will be issued in your name but held by the Company. The actual transfer of your award of restrictive stock is contingent upon, and effective as of, the date that you return to the Company a signed copy of the enclosed Stock Power.

To effect the transfer of the shares of restricted stock for which you qualify, you must fax and then mail your signed Stock Power to:

Coca-Cola Enterprises Inc.

Attn: Theresa Byrd, Stock Plan Administrator

P.O. Box 723040

Atlanta, GA 31139-0040

(770) 989-3597

2.    Ownership Rights.    As of the date this restrictive stock award is transferred to you, you will have the rights of ownership with respect to the shares, except such shares cannot be sold, pledged or transferred until the restrictions are removed, and it is subject to forfeiture, as described in this award document. You are entitled to vote shares of restricted stock and to receive any dividends paid on such shares. (You should contact Share Owner Relations at (770) 989-3796 if you wish to have these dividends applied to purchase additional shares of the Company’s stock through the Company’s Dividend Reinvestment Plan.)

3.    Vesting.    In order for restricted shares of stock to vest, the restrictive legend on the share certificate must be removed. At that time you will have all the privileges of ownership and the stock certificate(s) will be delivered to you. Restrictions will be removed from one-hundred percent (100%) of this award at the earliest to occur of:

a.	December 14, 2004, five years from the date on which this award was authorized, if you are continuously employed by the Company or and Affiliated Company until that date, or
b.	Your death or disability.

4.    Effects of Termination on Unvested Restricted Stock.    One-hundred percent (100%) of this award will be forfeited if it is not vested, in accordance with item 2, before or upon your termination of employment.

5.    Definitions.    For purposes of this award of restricted stock:

a.	“Disability” shall be determined according to the definition of “disability,” in effect at the time of the determination, in the Coca-Cola Enterprises Inc. Employees’ Pension Plan.

b.	For purposes of this award, your employment with the Company will not be considered terminated if you become immediately employed by The Coca-Cola Company or any company or business entity in which The Coca-Cola Company or the Company owns, directly or indirectly, 20% or more of the voting stock or capital and the Company agrees to such subsequent employment. Termination from such subsequent employment, however, shall be deemed termination from the Company, with the terms of this Agreement applicable thereto, unless you become immediately reemployed with the Company or another affiliated company.

6.    Tax Obligations.    The following information, together with the information provided in Exhibit 1, summarizes the tax consequences associated with the transfer of restricted stock. As you will wish to consider these tax rules in conjunction with your own financial situation, the Company recommends that you consult your financial advisor about tax rules.

a.	While the shares are restricted. The dividends will be taxable income to you in the year they are paid. Whether the dividends are treated as “wages” and reported on your Form W-2 for that year or as dividends reported on a Form 1099-DIV will depend on whether you are to be taxed on the shares when they vest (see paragraph b) or whether you elect to be taxed on the restricted shares upon transfer (see paragraph c).

Note:	The dividends on any additional shares purchased through the Dividend Reinvestment Plan will be reported on a Form 1099-DIV.

b.	General Rule: When the shares vest. You will have taxable income equal to the value of your shares on the date such shares fully vest, as described above. Income received as a result of the vesting of restricted stock is subject to immediate withholding of federal, state or local income tax and FICA, to the extent applicable. Payment to the Company of applicable taxes, or satisfactory arrangements to make such payment, is required immediately after the vesting of any portion of this award.

Note:	The Company may retain custody of your shares of stock until such payments or arrangements are made or may deduct from any payment of any kind otherwise due you an amount equal to the amount required by law to be withheld from your income and remitted to the appropriate tax authorities.

c.	An Election to Accelerate Taxation of Restricted Stock. As an exception to the general rule stated in paragraph b., above, you may elect within 30 days from the date the transfer of your restricted shares is effective to include in your income for federal tax purposes an amount equal to the fair market value of the restricted shares on the date the award is effective. In order to take advantage of this opportunity, you must satisfy the requirements of Internal Revenue Code section 83(b) and make satisfactory arrangements to pay the Company any federal, state or local taxes required to be withheld with respect to these shares. A form by which you may make this election is enclosed for your convenience.

7.	Adjustment in the Number of Shares. In the event there is any change in the number of shares of common stock of Coca-Cola Enterprises Inc. through stock dividends, through stock splits through recapitalization or merger, share exchange, consolidation or otherwise, the Company shall make such adjustment, if any, that it may deem appropriate in the number of shares of stock subject to this award.

8.	Acceptance of this Award. Your execution and return of the enclosed Stock Power indicates your acceptance of this award and the terms and conditions described in this award document.

9.	Governing Law. This award, and all determination made and actions taken with respect to this award, shall be governed by the laws of the State of Georgia and interpreted in accordance with such laws.

EXHIBIT

1.	Federal Income Tax Consequences, ERISA, Restrictions on Resales of Stock and Incorporation by Reference, Pertaining to Restricted Stock.

ENCLOSURES

1.	Stock Power

2.	Section 83(b) Election Form and Instructions